Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Monetiva Inc.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Rule 457(o)	7,339,598	$0.50(2)	$3,669,799.00	$110.20 per $1,000,000	$404.41
Total Offering Amounts					$3,669,799.00		$404.41
Total Fee Offsets							$0
Net Fee Due							$404.41

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the registrant’s outstanding shares of common stock.

(2)	Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act. This is not any indication of the price at which shares may be sold hereunder, which is expected to be determined at the market for sales by selling shareholders.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A